Exhibit 99.1
FOR IMMEDIATE RELEASE
Amicus Therapeutics Appoints Margaret G. McGlynn, R.Ph.,
to Board of Directors
Cranbury, NJ, November 3, 2009 — Amicus Therapeutics (Nasdaq: FOLD) today announced the appointment of Margaret G. McGlynn, R.Ph., to its Board of Directors. Ms. McGlynn most recently served as President of Vaccines and Infectious Diseases for Merck & Co., Inc.
John F. Crowley, President and CEO of Amicus Therapeutics stated, “Margie’s vast industry expertise and insight will be invaluable to Amicus as we execute on our key strategic priorities and continue our focus on building shareholder value with our innovative technologies. We are very pleased to welcome her to our Board.”
About Margaret G. McGlynn, R.Ph.
Margaret McGlynn recently retired from Merck and Co., Inc. after more than 26 years of service. Her most recent role was President of Merck Vaccines and Infectious Diseases from 2005 through November 2009. McGlynn joined Merck in 1983 and served in a variety of marketing, sales and managed care roles. In addition to her position at Merck, McGlynn serves as a member of the Board of Directors for Air Products and Chemicals. She is also a member of the National Industrial Advisory Committee at the University at Buffalo School of Pharmacy and Pharmaceutical Sciences and recently served as a member of the Global Alliance for Vaccine Immunization (GAVI) Board and Executive Committee. McGlynn holds a B.S. in Pharmacy and a MBA in Marketing from the State University of New York at Buffalo.
About Amicus Therapeutics
Amicus Therapeutics is a late-stage biopharmaceutical company developing novel, oral therapeutics known as pharmacological chaperones for the treatment of a range of human genetic diseases. Amicus is initially targeting lysosomal storage disorders and diseases of neurodegeneration with unmet medical needs.
CONTACTS:
Jenene Thomas
Director, Investor Relations
(609) 662-5084
FOLD —G